UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2014

NATURALNANO, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

763 Linden Avenue, Rochester, NY 14625

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (585) 267-4848

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities

On June 20, 2014, NaturalNano, Inc. (the “Company”) and its wholly owned subsidiary Bitcoin Bidder, Inc. (“Bitcoin Bidder”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) pursuant to which the Company  sold to the Investors its 10% convertible promissory notes (the “Notes”) for gross proceeds to the Company and Bitcoin Bidder of $2,150,000. The Company and Bitcoin Bidder plan to use the gross proceeds received from the sale of the Notes for the submission of an application (the “Application”) and related application fee (the “Application Fee”) for the ability to bid on certain bitcoins for sale at auction and, if such application is accepted, for the payment of the bid (such payment, the “Bitcoin Payment”).

The Notes are joint and several obligations of the Company and Bitcoin Bidder and bear interest at a rate of 10% per annum. The entire principal amount and any accrued and unpaid interest on the Note shall be due and payable in cash on the earlier of (i) in the event the Application is rejected, the date that the Application Fee is refunded to Bitcoin Bidder; (ii) in the event the Application is accepted but the Company does not submit a winning bid, the date that the Application Fee is thereafter refunded to Bitcoin Bidder and (ii) one year from the date of issuance (such earlier date, the “ Maturity Date”).  In the event the Application is accepted and the Company has a winning bid, the obligations of the Company and Bitcoin Bidder under the Notes shall be secured by the bitcoins owned and thereafter acquired by Bitcoin Bidder pursuant to the terms of a security agreement (the “Security Agreement” and, collectively with the Securities Purchase Agreement and the Notes, the “Transaction Documents”).

The Notes are convertible into shares of the Company’s common stock at an initial conversion price of $0.001 per share, subject to adjustment. The Company may prepay any outstanding amount due under the Note, in whole or in part, prior to the Maturity Date. The Note is subject to certain “Events of Defaults” which could cause all amounts due and owing thereunder to become immediately due and payable. Among other things, the Company's failure to pay any accrued but unpaid interest when due, the failure to perform any obligation under the Transaction Documents or if any representation or warranty made by the Company in connection with the Transaction Documents shall prove to have been incorrect in any material respect, shall constitute an Event of Default under the Transaction Documents.

The Company is prohibited from effecting a conversion of the Notes, to the extent that as a result of such conversion, the Investor would beneficially own more than 4.99% (subject to waiver) in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of such Note.

The Notes were issued to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

The foregoing information is a summary of each of the Transaction Documents involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Note
10.3	Form of Security Agreement
10.4	Press Release

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

Date: June 23, 2014	By	/s/ James Wemett
Name: James Wemett Title: President

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